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EMPLOYMENT AGREEMENT

    THIS AGREEMENT (the "Agreement") is made and entered into effective the 1ST day of January, 2000, by and between NORTHRIM BANK, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (the "Bank"), and CHRIS N. KNUDSON (the "Executive").

    In consideration of the mutual promises made in this Agreement, the parties agree as follows:

    1.  Employment.

    Bank employs Executive and Executive accepts employment with Bank as its Chief Operating Officer.

    2.  Term.

    The fixed term of this Agreement shall be a three (3) year period commencing on the date set forth above.

    3.  Duties.

    Executive will serve as Executive Vice President, Chief Financial Officer and Chief Operating Officer. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Bank as is customary for his position, subject to the direction of Bank's Chairman, President, and Board of Directors. Executive shall devote necessary time, attention and effort to Bank's business in order to properly discharge his responsibilities under this Agreement.

    4.  Compensation, Benefits, Reimbursement and Bonus.

      a.  In consideration for all services rendered by Executive during the term of this Agreement, Bank shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $170,000. The Board of Directors of the Bank shall review Executive's salary at the end of each year, in a manner consistent with that used for all management employees of the Bank, and in its sole discretion may adjust such salary commensurate with the Executive's performance under this Agreement.

      b.  Under the Bank's Incentive Compensation Plan, Executive shall be eligible to receive an annual bonus based on performance as defined by the Board of Directors. Executive's annual target bonus will equal 30% of base salary. This is the amount payable for ambitious, but expected, results as determined by the Board of Directors. Executive's bonus may be more or less than this amount at the Board of Directors discretion but may not exceed 40% of base salary.

      c.  Executive shall be eligible for stock option grants under the Bank's Stock Option Plan. The timing and size of awards will be at the discretion of the Board of Directors.

      d.  Executive shall also be entitled to receive an annual contribution equal to 10% of annual base salary in accordance with the Bank's Supplemental Executive Retirement Plan and the Executive may also participate in the Bank's Deferred Compensation Plan.

      e.  Throughout the term of this Agreement, Bank shall provide Executive with reasonable health insurance, disability and other employee benefits. Executive shall participate in all employee benefit plans and programs of Bank on a basis at least as favorable as that accorded to any other officer of Bank. Bank shall reimburse Executive for his reasonable expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of Bank. Executive shall present from time to time itemized accounts of any such expenses, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service.

    5.  Termination of Agreement.

      a.  This Agreement may be terminated at any time by either the Board of Directors of Bank or by Executive upon sixty (60) days prior written notice.

         (i) Termination Due to a Change in Control. If Bank is subjected to a Change in Control (as defined in Section 5(b)(i)), and either Bank or its assigns terminates this Agreement without cause or Executive terminates this Agreement for good reason, then Bank shall pay Executive upon the effective date of such termination all salary earned and all reimbursable expenses incurred under this Agreement through such termination date, plus a pro rata portion of the annual target bonus for the year of termination, and in addition, an amount equal to three (3) times Executive's average annual W-2 compensation over the prior three years. Provided, however, that the payment described in this Section 5(a)(i) will be less than the amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

        (ii) Termination by Bank Without Cause or by Executive for Good Reason. If Bank terminates this Agreement without cause, or if Executive terminates this Agreement for Good Reason, Bank shall pay Executive upon the effective date of such termination all salary earned and all reimbursable expenses incurred under this Agreement through such termination date, plus a pro rata portion of the annual target bonus for the year of termination, and, in addition, an amount equal to the greater of: (A) two (2) year's salary payable hereunder or (B) the salary payable under the fixed term of this Agreement for the remainder of the fixed term of this Agreement.

        In addition, the Executive shall be entitled to health and dental insurance benefits for the remaining period covered by this Agreement. These benefits will be provided at Bank's expense, but such period shall count towards the Bank's continuation of coverage obligation under Section 4980B of the Internal Revenue Code ("COBRA"). The Executive shall also be entitled to receive age credit and credit for period of service towards all pension/SERP plans for the remaining period of time covered by this Agreement. If Executive is hired by Bank, its assigns, any company in control of Bank, or any company controlled by Bank during the period covered by this Agreement, then Executive will be entitled to be treated for all purposes relating to future compensation, benefits, and retirement, as if this Agreement had never been terminated and as if Executive had performed his responsibilities as an Executive throughout the period originally covered by this Agreement.

       (iii) Termination by Bank for Cause or by Executive Without Good Reason. If Bank terminates this Agreement for Cause or if Executive terminates this Agreement without Good Reason, Bank shall pay Executive upon the effective date of such termination only such salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement. If Bank terminates this Agreement on account of any mental or physical disability that prevents Executive from discharging his duties under this Agreement, Executive shall be entitled to: (A) all salary earned, and reimbursement for expenses incurred, under this Agreement through the termination date and, in addition, full salary for the year following the termination date (less the amount of any payments received by Executive during such one (1) year period under any Bank-sponsored disability plan), and (B) health and dental insurance benefits for a period of one (1) year following the termination date, which benefits will be provided at Bank's expense, but such period shall count towards the Bank's continuation of coverage obligation under Section 4980B of Code (commonly referred to as "COBRA").

        (iv) Termination Upon Death of Executive. Executive's term of employment under this Agreement shall be terminated upon the death of Executive. In such case, the Bank shall be obligated to pay to the surviving spouse of Executive, of if there is none, to the Executive's estate: (A) that portion of Executive's salary that would otherwise have been paid to him for the month in which his death occurred, and (B) any amounts due him pursuant to the Bank's pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Executive by the Bank.

      (b) Termination Definitions.

         (i) "Change in Control." For purposes of this Agreement, "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, within the meaning of Section 280G of the Internal Revenue Code.

        (ii) "Cause." For purposes of this Agreement, termination for "Cause" shall include termination because Executive (A) continually fails to substantially perform his duties with the Bank, (B) is adjudged guilty of any crime involving a breach of his fiduciary duties to the Bank, (C) is willfully and continually failing to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Bank, or (D) is unable to substantially perform his duties with the Bank due to drug addiction or chronic alcoholism. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Bank's Board of Directors at a meeting of the Board called for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, he was guilty of conduct that constitutes Cause (as defined above) and specifying the conduct in detail.

       (iii) "Disability." For purposes of this Agreement, "Disability" shall mean a medically diagnosed physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement. Bank's Board of Directors, acting in good faith, shall make the final determination of whether Executive is suffering under any Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by the Executive and Bank's Board of Directors at Bank's expense.

        (iv) "Good Reason." For purposes of this Agreement, termination for "Good Reason" shall mean termination by Executive as a result of any material breach of this Agreement by Bank. Good Reason shall include, but not be limited to: (A) a material reduction in Executive's compensation defined as a reduction equal to or greater than five percent (5%) of Executive's then annual base salary, (B) a material reduction in Executive's duties and responsibilities, but not merely a change in title, or (C) relocation of Executives primary workplace by more than fifty (50) miles.

    6.  Restrictive Covenant.

      a.  Executive agrees that for the term of this Agreement and for a period of two (2) years after Bank's termination of this Agreement for Cause or Executive's termination of this Agreement without Good Reason (with the understanding that the two (2) year period will be shortened to one (1) year upon the completion of a transaction constituting a change of control, as defined in Section 5(b)(i)), he will not directly or indirectly pursue any acquisition or organizational opportunities related to financial institutions in Alaska.

      b.  The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this paragraph shall survive termination of this Agreement.

    7.  Miscellaneous.

      a.  This Agreement contains the entire agreement between the parties with respect to Executive's employment with Bank, and is subject to modification or amendment only upon agreement in writing signed by both parties.

      b.  This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Bank's rights and obligations may not be assigned.

      c.  If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

      d.  In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys' fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.

      e.  Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Bank:	3111 "C" Street Anchorage, AK 99503
Executive:	P.O. Box 771646 17543 Toakoana Eagle River, AK 99577

      f.   This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska.

BANK:	NORTHRIM BANK
	By:	/s/ Marc Langland
		Its:	President and CEO
EXECUTIVE:	/s/ Christopher N. Knudson Christopher N. Knudson

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EMPLOYMENT AGREEMENT